                                                           EXHIBIT 99.1

            Investor contact:   Paul J. Russell     (805) 563-7188
            Media contact:      Lance Ignon         (805) 563-6975

              TENET THIRD QUARTER EPS FROM OPERATIONS UP 18 PERCENT

    SANTA BARBARA, CALIF. -- APRIL 10, 1997 -- Tenet Healthcare Corporation (THC: NYSE, PSE) reported an 18 percent increase in earnings per share from operations and a 21 percent increase in net income from operations on a 13 percent increase in net operating revenues in its third quarter ended Feb. 28, 1997. Earnings per share from operations in the quarter were 39 cents, compared with 33 cents in the prior-year quarter.

    Earnings per share and net income from operations exclude the effect of non-recurring merger related expenses and an extraordinary charge recorded in the current quarter. All periods are restated to reflect the pooling of interests merger with OrNda HealthCorp on Jan. 30, 1997.

    THIRD QUARTER GROWTH

    Net operating revenues for the quarter were $2,236,964,000, compared with $1,972,700,000 in the prior year. EBITDA for the quarter of $411,685,000 increased 12 percent from $367,263,000 in the prior year. Net income from operations was $118,294,000, an increase of 21 percent from $98,136,000 in the prior-year quarter.

    "The latest quarterly results confirm a continuation of the growth Tenet has shown for many quarters," said Jeffrey C. Barbakow, chairman and chief executive officer of Tenet, "and this comes before we have had an opportunity to reap any of the anticipated benefits of the OrNda acquisition.
 In the quarters ahead, we will be working to increase revenues from our stronger local healthcare networks, as well as achieving the goals we have
set for cost improvements.   We are making excellent progress integrating the
OrNda facilities into our system and they provide us with many opportunities to enhance our future financial performance."

    "At the same time, we are enjoying increasing success in efforts to strengthen our local networks through acquisitions of not-for-profit
hospitals and other innovative partnerships," Barbakow added.   In the
February quarter, Tenet completed the acquisition of four hospitals with a total of 1,158 licensed beds, in addition to the merger with OrNda. Pending transactions announced by the company include five hospitals. Just yesterday, Tenet and MedPartners, Inc. announced an alliance that will further strengthen Tenet's California HealthSystem in Los Angeles and Orange counties.

    GROWTH IN PATIENT VOLUMES

   Total admissions at the company's hospitals increased a robust 12.6 percent over the prior-year quarter. Same-facility admissions increased 2.1 percent. Total outpatient visits increased 28 percent, while same-facility outpatient visits increased 13.9 percent over the prior-year quarter. The improvements in same-facility patient volumes were even more noteworthy since the prior-year quarter had an additional day due to leap year.

    EBITDA margins for the quarter were 18.4 percent, compared with 18.6 percent in the prior year.

Pre-tax margins from operations increased to 8.8 percent from 8.3 percent in the prior-year quarter, while after-tax margins from operations increased to
5.3 percent from 5 percent. These margins exclude the effect of the merger-related expenses and extraordinary charges recorded in the current quarter.

    REGISTRATION

    Tenet announced Joseph, Littlejohn & Levy Fund, L.P. has exercised its registration rights in connection with the OrNda merger, and the company is in the process of fulfilling its request. The JLL Fund, previously the largest shareholder of OrNda, received 9,580,644 shares of Tenet in connection with Tenet's merger with OrNda.

    BOARD CHANGES

    Tenet also announced the resignations of three members of its board of directors: Thomas J. Pritzker, Peter A. Joseph, and Paul S. Levy. Pritzker, who is president of Hyatt Corp., has served on Tenet's board since March, 1995 following Tenet's acquisition of American Medical Holdings, of which he was a director. "Tom Pritzker has been a real asset to our board and we thank him for his many contributions," said Barbakow. "He graciously continued his service through the completion of the OrNda merger, even with his expanded responsibilities at Hyatt."

    Joseph and Levy, both of whom are partners of JLL and both of whom served on OrNda's board, became members of Tenet's board when Tenet acquired OrNda. In view of the proposed sale of the JLL shares, Joseph and Levy deemed it appropriate to resign from the Tenet board.

    MERGER RELATED EXPENSES AND EXTRAORDINARY CHARGE

    In the quarter, Tenet recorded non-recurring expenses in connection with the OrNda merger of $272,225,000 before tax benefits of $88,000,000, equivalent to 60 cents per share. The expenses include transaction costs of the merger as well as other costs related to OrNda associated with: (1) severance and other benefit programs; (2) closure of OrNda offices, consolidation of operations, and impairment of assets; (3) information systems consolidations; (4) estimated costs to settle a government investigation of OrNda and other OrNda litigation; and (5) conforming accounting practices of the two companies.

    Also, Tenet is currently developing a plan which will involve the closure, sale or conversion of certain of its facilities and a reorganization of its physician practices, and expects to incur an additional non-recurring charge in the fourth quarter of fiscal 1997 related to this plan.

    Tenet also recorded an extraordinary charge of $47,398,000 after taxes, or 16 cents per share, in the quarter reflecting the costs of early retirement of debt refinanced in connection with the OrNda acquisition.

    In its very successful January refinancing, Tenet issued $2 billion in senior and senior subordinated notes, redeemed most of OrNda's publicly traded debt, and replaced the Tenet and OrNda bank credit facilities with a new $2.8 billion revolving credit facility. In that refinancing, Tenet was able to reduce interest rates on both its publicly traded and bank debt, as well as extend maturities and fix rates for most of its debt. As of Feb. 28, 1997, less than $600 million of Tenet's debt was subject to floating interest rates.

    Including the merger related expenses and extraordinary charge, Tenet had a net loss for the quarter of $113,329,000, or 37 cents per share.

    NINE MONTHS RESULTS

    Tenet also reported solid gains in revenues, net income from operations and earnings per share from operations for the nine months ended Feb. 28, 1997, restated for the acquisition of OrNda on a pooling-of-interests basis.

    Earnings per share from operations rose to $1.05 in the nine-month period, a gain of 17 percent from 90 cents in the prior year. Net operating revenues of $6,339,432,000 increased 13 percent from $5,603,154,000. Net income from operations of $317,153,000 increased 23 percent from $258,038,000 in the prior year. Earnings per share and net income from operations exclude the effect of gains on sale of facilities and long-term investments of $177,086,000 after tax, or 62 cents per share, in the prior-year period, as well as the merger related expenses and extraordinary charge in the most recent quarter and year-to-date periods.

    Tenet Healthcare, which is based in Santa Barbara, Calif., through its subsidiaries owns or operates 127 acute care hospitals and numerous related healthcare services from coast to coast. The company's 97,000 employees serve communities in 22 states. Tenet's name reflects its core business philosophy: the importance of shared values between partners -- including employees, physicians, insurers and communities -- in providing a full spectrum of quality healthcare. The company's World Wide Web address is www.tenethealth.com.


                              # # #
                         [table to follow]

                      [Listed: NYSE, PSE (THC]

                              TENET HEALTHCARE CORPORATION
                                       Summary for

         Quarter and Nine Months Ended February 28, 1997 and February 29, 1996
                                       (UNAUDITED)

(in millions, except per share amounts)

                                                                Three Months         Nine Months
                                                               1997      1996       1997      1996

Net operating revenues                                         2,236.9   1,972.7    6,339.4   5,603.2


Income (loss) before income taxes(*)                             (76.4)    164.0      257.9     744.3

Taxes on income                                                   10.5     (65.9)    (125.0)   (309.2)

Income (loss) before extraordinary charge                        (65.9)     98.1      132.9     435.1

Net income                                                      (113.3)     98.1       85.5     435.1

EARNINGS (LOSS) PER SHARE:

     Operations                                                    0.39      0.33       1.05      0.90
     Merger-related expenses                                      (0.60)       --      (0.61)       --
     Extraordinary charge                                         (0.16)       --      (0.16)       --

     Gains on disposals of facilities & long-term investments        --        --         --      0.62
                                                                -------   -------    -------    ------
         Total                                                    (0.37)     0.33       0.28      1.52
                                                                -------   -------    -------    ------
Average shares and share equivalents outstanding                305,267   299,284    302,915   286,284


(*) Included in income before income taxes are:
      1) Gains on disposals of facilities & long-term investments     --        --        --      311.9
      2) Merger-related expenses                                  (272.2)       --    (272.2)        --
